SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(a)
                               (Amendment No. 2)


                          Wyndham International, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)


                Class A Common Stock, $0.01 par value per share
                        (Title of Class of Securities)

                                  983101 10 6
------------------------------------------------------------------------------
                                (CUSIP Number)

                               Scott M. Sperling
                               Managing Director
                         Thomas H. Lee Partners, L.P.
                        100 Federal Street, 35th Floor,
                          Boston, Massachusetts 02109
                                (617) 227-1050
------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                With a copy to:

                             Randall H. Doud, Esq.
                           Thomas W. Greenberg, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                           New York, New York 10036
                                (212) 735-3000

                                 June 14, 2005
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

CUSIP No.   983101 10 6                13D           Page 2 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas H. Lee Equity Fund IV, L.P.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           51,041,703 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  51,041,703 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                51,041,703 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES    [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                22.8%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 3 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas H. Lee Foreign Fund IV, L.P.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           1,764,418 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  1,764,418 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                1,764,418 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES    [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                1.0%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 4 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas H. Lee Foreign Fund IV-B, L.P.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           4,957,325 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  4,957,325 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                4,957,325 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES    [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                2.8%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 5 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     THL Equity Advisors IV, LLC
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               N/A
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           57,763,446 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  57,763,446 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                57,763,446 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES    [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                25.0%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 6 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas H. Lee Charitable Investment Limited Partnership
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           331,878 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  331,878 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                331,878 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES    [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.2%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 7 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas H. Lee
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               N/A
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           58,095,324 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  58,095,324 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                58,095,324 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                25.2%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 8 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     David V. Harkins
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           178,529 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  178,529 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                178,529 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 9 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     The 1995 Harkins Gift Trust
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           20,001 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  20,001 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                20,001 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 10 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     1997 Thomas H. Lee Nominee Trust
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           774,606 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  774,606 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                774,606 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.4%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 11 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Scott A. Schoen
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           148,898 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  148,898 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                148,898 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 12 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     C. Hunter Boll
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           148,898 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  148,898 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                148,898 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 13 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Sperling Family Limited Partnership
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           148,898 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  148,898 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                148,898 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 14 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Anthony J. DiNovi
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           148,898 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  148,898 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                148,898 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 15 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas M. Hagerty
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           148,898 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  148,898 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                148,898 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 16 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Warren C. Smith, Jr.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           141,379 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  141,379 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                141,379 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 17 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Smith Family Limited Partnership
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           7,510 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  7,510 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                7,510 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 18 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Seth Lawry
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           62,046 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  62,046 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                62,046 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 19 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Kent R. Weldon
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           41,444 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  41,444 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                41,444 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 20 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Terrence M. Mullen
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           33,015 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  33,015 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                33,015 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 21 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Todd M. Abbrecht
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           33,015 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  33,015 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                33,015 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 22 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Charles A. Brizius
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           24,826 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  24,826 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                24,826 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 23 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Scott Jaeckel
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           9,370 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  9,370 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                9,370 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 24 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Soren Oberg
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           9,370 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  9,370 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                9,370 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 25 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas R. Shepherd
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           17,459 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  17,459 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                17,459 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 26 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Joseph J. Incandela
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           8,729 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  8,729 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                8,729 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 27 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Wendy L. Masler
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           4,004 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  4,004 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                4,004 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 28 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Andrew D. Flaster
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           4,004 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  4,004 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                4,004 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 29 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Robert Schiff Lee 1998 Irrevocable Trust
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           15,016 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  15,016 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                15,016 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 30 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Stephen Zachary Lee
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           15,016 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  15,016 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                15,016 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 31 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Charles W. Robins as Custodian for Jesse Lee
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           10,011 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  10,011 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                10,011 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 32 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Charles W. Robins
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           4,004 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  4,004 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                4,004 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 33 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     James Westra
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           4,004 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  4,004 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                4,004 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 34 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Adam A. Abramson
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           2,503 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  2,503 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                2,503 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 35 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Joanne M. Ramos
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           1,401 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  1,401 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                1,401 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 36 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Wm. Matthew Kelly
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           2,503 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  2,503 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                2,503 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 37 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     AIF/THL PAH LLC
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           16,016,995 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  16,016,995 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                16,016,995 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                8.5%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 2 to Schedule 13D (this "Amendment") is filed by the undersigned to amend the Statement on Schedule 13D, filed by the undersigned on July 13, 1999 (the "Original Filing"), as amended by Amendment No. 1 to the Original Filing, filed by the undersigned on April 14, 2005 (the "First Amendment"). Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original Filing or the First Amendment, as applicable. Any reference to "this Schedule 13D" in the Original Filing, the First Amendment or in this Amendment shall refer to the Original Filing as amended by the First Amendment and this Amendment.

Item 4.  Purpose of Transactions.
         -----------------------

         Item 4 is hereby amended by adding the following:

         On June 14, 2005, Wyndham entered into an Agreement and Plan of Merger (the "Blackstone Merger Agreement") with WIND Hotels Holdings Inc., a Delaware corporation ( "Parent"), and WIND Hotels Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent ( "Merger Subsidiary"). Pursuant to the Blackstone Merger Agreement, (i) Merger Subsidiary will merge with and into Wyndham (the "Blackstone Merger"), (ii) the separate corporate existence of Merger Sub shall cease and Wyndham shall continue its corporate existence under Delaware law as the surviving corporation in the Blackstone Merger (the "Surviving Corporation") and shall become a wholly-owned subsidiary of Parent, (iii) each outstanding share of Class A Common Stock and Class B Common Stock of Wyndham, other than any shares of Class A Common Stock and Class B Common Stock owned by Wyndham or any of its wholly-owned subsidiaries by Parent or any of its wholly-owned subsidiaries or by dissenting stockholders that properly exercise appraisal rights, will be converted into the right to receive $1.15 in cash without interest and (iv) each outstanding share of Series A Preferred Stock and Series B Preferred Stock of Wyndham other than any shares of Class A Common Stock and Class B Common Stock owned by Wyndham or any of its wholly-owned subsidiaries, by Parent or any of its wholly-owned subsidiaries or by dissenting stockholders that properly exercise appraisal rights will be converted into the right to receive an amount in cash, without interest, equal to the quotient obtained by dividing (a) $1,195,033,723 by (b) the aggregate number of issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock immediately prior to the effective time of the Blackstone Merger (rounded to the nearest cent); provided, that the amount paid in respect of each share of Series A Preferred Stock and Series B Preferred Stock shall in no event exceed $72.17 per share.

         As a condition to the willingness of Parent and Merger Subsidiary to enter into the Blackstone Merger Agreement, Parent and Merger Subsidiary required Apollo Investment Fund IV, L.P., Apollo Real Estate Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., AIF/THL PAH LLC, BCP Voting, Inc., as Trustee for the Beacon Capital Partners Voting Trust, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV B, L.P. (each a "Voting Party", and collectively the "Voting Parties") to enter into a voting agreement (the "Voting Agreement").

         Pursuant to the Voting Agreement, the Voting Parties agreed to vote (or cause to be voted) all shares of Wyndham capital stock held by them and any shares of Wyndham capital stock that may be acquired after the date of the Voting Agreement (the "Shares") in favor of the Blackstone Merger, the Blackstone Merger Agreement and the transactions contemplated by the Blackstone Merger Agreement and against any (i) merger agreement or merger (other than the Blackstone Merger Agreement and the Blackstone Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Wyndham or any other takeover proposal or (ii) amendment of Wyndham's certificate of incorporation or by-laws or other proposal or transaction involving Wyndham or any of its subsidiaries, which amendment or other proposal or transaction would in any manner reasonably be expected to impede, delay, frustrate, prevent or nullify the Blackstone Merger, the Blackstone Merger Agreement or any of the other transactions contemplated by the Blackstone Merger Agreement or result in a breach in any material respect of any representation, warranty, covenant or agreement of Wyndham under the Blackstone Merger Agreement or change in any manner the voting rights of any class of Wyndham's capital stock. These obligations, in the case of BCP Voting, Inc., as trustee for the Beacon Capital Partners Voting Trust ("Beacon"), are subject to (i) the requisite approval (the "Beacon Approval") of holders of interests in Beacon pursuant to the terms of the Beacon Voting Trust Agreement, dated as of June
8, 1999 (the "Beacon Trust Agreement") and (ii) the expiration and non-renewal of the Beacon Trust Agreement. The foregoing shall also not apply to the Merger contemplated by the Recapitalization Agreement or the other transactions contemplated thereby. The Voting Agreement contemplates that the Merger contemplated by the Recapitalization Agreement shall not be consummated for so long as the Blackstone Merger Agreement has not been terminated.

         As part of the Voting Agreement, the Voting Parties entered into an irrevocable proxy appointing Wyndham and certain of its officers or designees as the sole and exclusive attorneys and proxies of each Voting Party to vote and exercise all voting and related rights (subject to the limitations on such voting and related rights of the Voting Parties including, in the case of Beacon, the Beacon Approval) with respect to all of the shares of Wyndham capital stock that now are or hereafter may be beneficially owned by the Voting Parties, subject, in the case of Beacon, to the Beacon Approval.

         Pursuant to the Voting Agreement, the Voting Parties are prohibited from transferring any shares of Wyndham capital stock other than transfers of the Shares by Beacon to its beneficiaries as a result of a termination of the Beacon Voting Trust Agreement, in which case such beneficiaries shall be automatically bound by and entitled to the benefits under this Agreement without any further action.

         The Voting Agreement and the irrevocable proxies will expire upon the earlier to occur of (i) the effective time of the Blackstone Merger, (ii) the date on which the Blackstone Merger Agreement is terminated pursuant to its terms or (iii) written notice of termination of the Voting Agreement by Wyndham to the Voting Parties.

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

         Item 5 is hereby amended by adding the following thereto:

         By virtue of the Voting Agreement, the Reporting Persons may be deemed to share dispositive power and voting power of the Shares held by them with Parent and Merger Sub.

         The numbers of shares and percentages reported on the cover pages of this Second Amendment have not been updated since the First Amendment to give effect to the accrual of additional dividends on the Series B Preferred Stock since the date of the First Amendment. As dividends on the Series B Preferred Stock accrue but are not paid, the actual number of shares of Class A Common Stock into which the Series B Preferred Stock is convertible, and the voting power of Wyndham represented by such shares, will increase accordingly.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to
        ------------------------------------------------------------------------
        Securities of the Issuer.
        -------------------------

The responses to Item 4 of this Amendment and the Exhibit to this Amendment are incorporated herein by this reference.


Item 7.  Material to be Filed as Exhibits.
         --------------------------------

              Item 7 is hereby amended by adding the following thereto:

                  Exhibit 10: Voting Agreement, dated June 14, 2005, by and among the stockholders listed on Schedule A attached thereto, Wyndham International, Inc., a Delaware corporation, WIND Hotels Holdings Inc., a Delaware corporation, and WIND Hotels Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent (incorporated by reference to Exhibit
                                 99.1 to the Current Report on Form 8-K of
                                 Wyndham International, Inc. filed with the Securities and Exchange Commission on June 15, 2005).

                                  SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

                                  June 16, 2005


                                  THOMAS H. LEE EQUITY FUND IV, L.P.

                                  By:  THL Equity Advisors IV, LLC

                                  By:    /s/ Scott A. Schoen
                                     ----------------------------------
                                      Name:  Scott A. Schoen
                                      Title: Managing Director


                                  THOMAS H. LEE FOREIGN FUND IV, L.P.

                                  By:  THL Equity Advisors IV, LLC

                                  By:    /s/ Scott A. Schoen
                                     ----------------------------------
                                      Name:  Scott A. Schoen
                                      Title: Managing Director


                                  THOMAS H. LEE FOREIGN FUND IV, L.P.

                                  By:  THL Equity Advisors IV, LLC

                                  By:    /s/ Scott A. Schoen
                                     ----------------------------------
                                      Name:  Scott A. Schoen
                                      Title: Managing Director


                                  THOMAS H. LEE CHARITABLE INVESTMENT
                                  LIMITED PARTNERSHIP

                                  By:  THL Equity Advisors IV, LLC

                                  By:    /s/ Scott A. Schoen
                                     ----------------------------------
                                      Name:  Scott A. Schoen
                                      Title: Managing Director

                                  AFFILIATE PURCHASERS as listed on Schedule A to this to Schedule 13D, pursuant to powers of attorney executed in favor of and granted and delivered to each of Scott Sperling, Scott Schoen and Todd Abbrecht


                                  By:   /s/ Todd Abbrecht
                                     --------------------------------
                                     Name:  Todd Abbrecht
                                     Attorney-in-fact for all
                                     Affiliate Purchasers

                                  SCHEDULE A

                             AFFILIATE PURCHASERS

Name
----
State Street Bank & Trust Company
  as Trustee of the 1997 Thomas H. Lee Nominee Trust.....................774,606
David V. Harkins.........................................................178,529
The 1995 Harkins Gift Trust...............................................20,001
Scott A. Schoen..........................................................148,898
C. Hunter Boll...........................................................148,898
Sperling Family Limited Partnership......................................148,898
Anthony J. DiNovi........................................................148,898
Thomas M. Hagerty........................................................148,898
Warren C. Smith, Jr......................................................141,379
Smith Family Limited Partnership...........................................7,510
Seth W. Lawry.............................................................62,046
Kent R. Weldon............................................................41,444
Terrence M. Mullen........................................................33,015
Todd M. Abbrecht..........................................................33,015
Charles A. Brizius........................................................24,826
Scott Jaeckel..............................................................9,370
Soren Oberg................................................................9,370
Thomas R. Shepherd........................................................17,459
Joseph J. Incandela........................................................8,729
Wendy L Masler.............................................................4,004
Andrew D. Flaster..........................................................4,004
Robert Schiff Lee 1998 Irrevocable Trust..................................15,016
Stephen Zachary Lee.......................................................15,016
Charles W. Robins as Custodian for Jesse Lee..............................10,011
Charles W. Robins..........................................................4,004
James Westra...............................................................4,004
Thomas H. Lee Charitable Investment Limited Partnership..................331,878
Adam A. Abramson...........................................................2,503
Joanne M. Ramos............................................................1,401
Wm. Matthew Kelly..........................................................2,503